Registration No. 333-________

As filed with the Securities and Exchange Commission on December 18, 2020

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

     Mechanical Technology, Incorporated
(Exact name of registrant as specified in its charter)

New York	14-1462255
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

325 Washington Avenue Extension
Albany, New York 12205
(Address of Principal Executive Offices and Zip Code)

Mechanical Technology, Incorporated Amended and Restated 2012 Equity Incentive Plan
Mechanical Technology, Incorporated 2014 Equity Incentive Plan
(Full title of the plans)

Copies to:
Jessica L. Thomas	Penny Somer-Greif, Esq.
Chief Financial Officer	Baker, Donelson, Bearman, Caldwell &
Mechanical Technology, Incorporated	Berkowitz, PC
325 Washington Avenue Extension	100 Light Street
Albany, New York 12205	Baltimore, Maryland 21202
(518) 218-2550	(410) 685-1120
(Name, Address and Telephone Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☑
	Emerging growth company ☑	:

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act   ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price (2)(3)	Amount of registration fee
Common Stock,
$0.01 par value	51,125 shares (2)	$2.05 (3) (4)	$104,806 (3) (4)	$11.43
Common Stock,
$0.01 par value	439,680 shares (5)	$0.89(6)	$391,315 (6)	$42.69

(1)      In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate number of shares of Common Stock to be offered or sold pursuant to the equity compensation plans described herein as may be necessary to satisfy the anti-dilution provisions of the equity compensation plans to which this Registration Statement.

(2)      The number of shares (other than as set forth in note 5 below) to be registered under the respective equity compensation plans are as follows: Mechanical Technology, Incorporated 2014 Equity Incentive Plan – 24,375 shares; and Mechanical Technology, Incorporated Amended and Restated 2012 Equity Incentive Plan – 26,750 shares.

(3)      Calculated on the basis of the average of the high and low sale prices of the Registrant’s common stock as reported on December 14, 2020 on the OTC Markets Group quotation system, which date is within five business days prior to the date of the filing of this Registration Statement, in accordance with Rules 457(h) and 457(c).

(4)      Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(h).

(5)      Includes shares underlying options currently outstanding to be registered under the respective equity compensation plans as follows: Mechanical Technology, Incorporated 2014 Equity Incentive Plan – 224,000 shares; and Mechanical Technology, Incorporated Amended and Restated 2012 Equity Incentive Plan – 215,680 shares.

(6)      Based on the weighted-average exercise price at which the outstanding options may be exercised.

This Registration Statement shall become effective upon filing in accordance with Section 8(a) of the Securities Act of 1933, as amended, and Rule 462(a) thereunder.

Part I

Information Required in the Section 10(a) Prospectus

The documents containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to participants in the Mechanical Technology, Incorporated 2014 Equity Incentive Plan and the Mechanical Technology, Incorporated Amended and Restated 2012 Equity Incentive Plan as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933.

Such documents are not being filed with the Securities and Exchange Commission (the “Commission”), but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

Information Required in the Registration Statement

Item 3.    Incorporation of Documents by Reference.

The Company’s Registration Statement on Form 10 (File No. 000-06890), as amended, as initially filed with the Commission on September 30, 2020, as well as any amendment or report filed for the purpose of updating the description of the Company’s common stock, par value $0.01 per share, included therein, are incorporated by reference in this Registration Statement.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later-filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.

Item 4.    Description of Securities

Not applicable.

Item 5.    Interests of Named Experts and Counsel

None.

Item 6.    Indemnification of Directors and Officers

The New York Business Corporation Law (the “NYBCL”) generally provides that a New York corporation may indemnify any person made, or threatened to be made, a party to an action or proceeding by reason of the fact that such person was a director or officer of the corporation against judgments, fines, amounts paid in settlement, and reasonable expenses, including attorneys' fees actually and necessarily incurred, if such director or officer acted in good faith, for a purpose which he or she reasonably believed to be in the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his or her conduct was unlawful. In connection with actions by or in right of a corporation, the NYBCL prohibits such indemnification for (1) pending or threatened actions that are settled or otherwise disposed of and (2) any claim, issue, or matter for which the applicable person is adjudged to be liable to the corporation (in each case, unless a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification). The NYBCL further provides that any such indemnifiable person who has been successful on the merits in the defense of an applicable action or proceeding shall be affirmatively entitled to the foregoing indemnity. The NYBCL additionally permits a corporation to advance expenses incurred by a director or officer in defending an action or proceeding prior to final disposition upon receipt of an undertaking by the applicable person to repay such advanced amount if the advancement is ultimately found to not be permitted by law or otherwise.

In addition to the above, the Company, pursuant to its certificate of incorporation, has determined to indemnify any person made, or threatened to be made, a party to an action or proceeding (including if in the right of the Company) by reason of the fact that such person was a director or officer of the corporation against judgments, fines, amounts paid in settlement, and expenses, including attorneys' fees actually incurred, if such director or officer acted in good faith for a purpose which he or she reasonably believed to be in or not opposed to the best interests of the Company and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his or her conduct was unlawful. Despite the foregoing, this specific indemnity from the Company is not available to such a director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were in bad faith or were the result of active and deliberate dishonesty and were material to the applicable cause of action, or that he or she personally gained a financial profit or other advantage to which he or she was not legally entitled. The Company's certificate of incorporation also states that director of the Company shall not be liable to the Company or its shareholders for any breach of duty unless (1) a judgement or other final adjudication establishes that his or her acts or omissions involved bad faith, intentional misconduct, a knowing violation of law, or the personal gain of a financial profit or other advantage to which he or she was not legally entitled or (2) the acts involved certain declaration of dividends, purchase of Company shares, distribution of Company assets, or making of loans prohibited by the NYBCL.

Item 7.    Exemption From Registration Claimed

Not Applicable.

Item 8.    List of Exhibits

The following exhibits are filed with or incorporated by reference in this Registration Statement (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):

Exhibit
Number	Description

4.1	Mechanical Technology, Incorporated 2014 Equity Incentive Plan (incorporated by reference to
Exhibit A to the Registrant’s Proxy Statement on Schedule 14A filed with the Commission on
April 25, 2014).

4.2	Form of Restricted Stock Grant Agreement under Mechanical Technology, Incorporated 2014
Equity Incentive Plan (incorporated by reference from Exhibit 10.10 of the Registrant’s
Registration Statement on Form 10 filed with the Commission on March 4, 2020).

4.3	Form of Nonstatutory Stock Option Grant Agreement under the Mechanical Technology,
Incorporated 2014 Equity Incentive Plan (incorporated by reference from Exhibit 4.3 of the
Registrant’s Registration Statement on Form S-8 (File No. 333-196989) filed with the
Commission on June 24, 2014).

4.4	Form of Incentive Stock Option Grant Agreement under the Mechanical Technology, Incorporated
2014 Equity Incentive Plan (incorporated by reference from Exhibit 4.4 of the Registrant’s
Registration Statement on Form S-8 (File No. 333-196989) filed with the Commission on June 24,
2014).

4.5	Mechanical Technology, Incorporated Amended and Restated 2012 Equity Incentive Plan
(incorporated by reference from Exhibit 10.3 of the Registrant’s Form 10-K Report for the year ended December 31, 2016).

4.6	Form of Restricted Stock Agreement Notice for Board of Directors and Employees for Mechanical
Technology, Incorporated 2012 Equity Incentive Plan (incorporated by reference from Exhibit
10.2 of the Registrant’s Form 10-Q Report for the quarter ended June 30, 2012).

4.7	Form of Incentive Stock Option Notice for Employees for Mechanical Technology, Incorporated
2012 Equity Incentive Plan (incorporated by reference from Exhibit 10.3 of the Registrant’s Form
10-Q Report for the quarter ended June 30, 2012).

4.8	Form of Non-Qualified Stock Option Notice for Employees for Mechanical Technology,
Incorporated 2012 Equity Incentive Plan (incorporated by reference from Exhibit 10.4 of the
Registrant’s Form 10-Q Report for the quarter ended June 30, 2012).

4.9	Form of Non-Qualified Stock Option Notice for Board of Directors for Mechanical Technology,
Incorporated 2012 Equity Incentive Plan (incorporated by reference from Exhibit 10.5 of the
Registrant’s Form 10-Q Report for the quarter ended June 30, 2012).

4.10	Form of Restricted Stock Award Agreement under the Mechanical Technology, Incorporated
Amended and Restated 2012 Equity Incentive Plan (incorporated by reference from Exhibit 10.8 of the Registrant’s Registration Statement on Form 10 filed March 4, 2020).

4.11	Rights Agreement, dated as of October 6, 2016, between Mechanical Technology, Incorporated and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference from Exhibit 4.1 of the Registrant’s Current Report on Form 8-K filed with the Commission on
October 6, 2016).

5.1	Opinion of Daniel M. Sleasman as to the legality of the Common Stock.

23.1	Consent of Daniel M. Sleasman (contained in the opinion included as Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm – Wojeski & Company, CPAs, P.C.

24.1	Power of Attorney (included on signature page).

Item 9.    Undertakings

The undersigned Registrant hereby undertakes:

1.      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

2.      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

4.      That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

5.      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Albany, State of New York, on December 18, 2020.

MECHANICAL TECHNOLOGY, INCORPORATED

By: /s/ Michael Toporek
Michael Toporek
Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael Toporek and Jessica L. Thomas, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post- effective amendments) to this Registration Statement on Form S-8 of Mechanical Technology, Incorporated, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, grant unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ Michael Toporek	Chief Executive Officer, Director
Michael Toporek	(Principal Executive Officer)	December 18, 2020

/s/ Jessica L. Thomas	Chief Financial Officer
Jessica L. Thomas	(Principal Financial and Accounting Officer)	December 18, 2020

/s/ David C. Michaels	Chairman
David C. Michaels		December 18 2020

/s/ Edward R. Hirshfield	Director
Edward R. Hirshfield		December 18, 2020

/s/ Matthew E. Lipman	Director
Matthew E. Lipman		December 18, 2020

/s/ Thomas J. Marusak	Director
Thomas J. Marusak		December 18, 2020

/s/ William P. Phelan	Director
William P. Phelan		December 18, 2020